Exhibit 99.1(a)(5)(v)

LIMITED BRANDS REPORTS FEBRUARY SALES

Columbus, Ohio (March 4, 2004) — Limited Brands (NYSE: LTD) reported a comparable store sales increase of 5% for the four weeks ended February 28, 2004 compared to the four weeks ended March 1, 2003. Net sales were $607.9 million compared to sales of $571.6 million last year.

To hear further commentary provided on Limited Brands’ prerecorded February sales message, call 1-800-337-6551, followed by the passcode LTD (583), or log onto www.Limitedbrands.com for an audio replay.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Express Men’s, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,900 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the February sales call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the February sales call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the February sales call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

ADDITIONAL LEGAL INFORMATION:
This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Limited Brands’ common stock. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Limited Brands has distributed to its stockholders. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders are able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Limited Brands is filing with the Securities and Exchange

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

Commission at the Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, toll free at 888-628-8208.

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For further information, please contact:
Tom Katzenmeyer
Senior Vice President, Investor, Media and Community Relations
Limited Brands 614-415-7076
www.Limitedbrands.com

LIMITED BRANDS
FEBRUARY 2004

Comparable Store Sales Increase (Decrease):

	February 2004	February 2003

Victoria’s Secret Stores	12%	5%
Bath & Body Works	8%	(3%)
Express	(6%)	(7%)
Limited Stores	(5%)	(4%)
Total Apparel	(6%)	(6%)
Limited Brands	5%	(1%)

Total Stores:

	Stores Operating at 1/31/04			Express Integration (see note)	Stores Operating at 2/28/04
		Year-to-date
		Opened	Closed

Victoria's Secret Stores	1,009	-	(3)	-	1,006
Bath & Body Works	1,604	-	(2)	-	1,602
Express Women	562	-	-	-	562
Express Men’s	290	-	(6)	-	284
Express Dual Gender	104	-	-	-	104

Total Express	956	-	(6)	-	950
Limited Stores	341	-	-	-	341

Total Apparel	1,297		(6)	-	1,291
Henri Bendel	1	-	-	-	1

Total Limited Brands	3,911	-	(11)	-	3,900

Note: “Express Integration” represents conversion of Express Women and/or Express Men stores to Express dual gender stores.

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com